================================================================================
                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                 Genesys Telecommunications Laboratories, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                 Genesys Telecommunications Laboratories, Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                 GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

                               NOVEMBER 12, 1997

TO THE SHAREHOLDERS OF GENESYS TELECOMMUNICATIONS LABORATORIES, INC.:

  You are invited to attend the Annual Meeting of Shareholders ("Annual Meeting") of Genesys Telecommunications Laboratories, Inc. (the "Company") which will be held at The Clift Hotel located at 495 Geary Street, San Francisco, California 94102 on Wednesday, December 10, 1997, at 9:00 a.m.

  Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

  If you do not plan to attend the Annual Meeting, please sign, date, and return the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

  We look forward to seeing you at the Annual Meeting.

                                          Gregory Shenkman
                                          President and Chief Executive
                                          Officer

San Francisco, California


                            YOUR VOTE IS IMPORTANT

   IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES).

                 GENESYS TELECOMMUNICATIONS LABORATORIES, INC.
                              1155 MARKET STREET
                        SAN FRANCISCO, CALIFORNIA 94103

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD DECEMBER 10, 1997

  The Annual Meeting of Shareholders ("Annual Meeting") of Genesys Telecommunications Laboratories, Inc. (the "Company") will be held at The Clift Hotel located at 495 Geary Street, San Francisco, California 94102, on Wednesday, December 10, 1997, at 9:00 a.m. for the following purposes:

    1. To elect five directors to the Board of Directors to serve until the next Annual Meeting and until their successors have been elected and qualified;

    2. To ratify the selection of Arthur Andersen, LLP, as the Company's independent public accountants for the fiscal year ending June 30, 1998; and

    3. To act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for determining those shareholders who will be entitled to notice of, and to vote at, the meeting and at any adjournment thereof is October 15, 1997. The stock transfer books will not be closed between the record date and the date of the meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company.

  Whether or not you plan to attend the meeting, please complete, date, sign, and return the enclosed proxy promptly in the accompanying reply envelope. Your proxy may be revoked at any time prior to the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Michael J. McCloskey
                                          Secretary

San Francisco, California
November 12, 1997

                 GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS

  These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Genesys Telecommunications Laboratories, Inc., a California corporation (the "Company"), for the Annual Meeting of the Shareholders (the "Annual Meeting") to be held at 9:00 a.m. on Wednesday, December 10, 1997, at The Clift Hotel located at 495 Geary Street, San Francisco, California 94102 and at any adjournment or postponement of the Annual Meeting. These proxy materials were first mailed to shareholders on or about November 12, 1997.

                              PURPOSE OF MEETING

  The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

                        VOTING RIGHTS AND SOLICITATION

VOTING

  The Company's Common Stock is the only type of security entitled to vote at the Annual Meeting. On October 15, 1997, the record date for determination of shareholders entitled to vote at the Annual Meeting, there were 19,850,509 shares of Common Stock outstanding. Each shareholder of record on October 15, 1997, is entitled to one vote for each share of Common Stock held by such shareholder on October 15, 1997. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business. In the election of directors, the five candidates receiving the highest number of affirmative votes will be elected. As is more fully described in Proposal 1, shareholders may cumulate votes with respect to the election of directors. Proposal 2 requires for approval (i) the affirmative vote of a majority of those shares present and voting, and (ii) the affirmative vote of a majority of the required quorum. Thus, abstentions and broker non-votes can have the effect of preventing approval of a proposal where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum.

PROXIES

  Whether or not you are able to attend the Company's Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Company's Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted FOR Proposal No. 1--Election of Directors and FOR Proposal No. 2--Ratification of Independent Public Accountants and, in the discretion of the proxy holders, as to other matters that may properly come before the Annual Meeting. You may revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of the Company at the Company's principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person.

SOLICITATION OF PROXIES

  The Company will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional soliciting material furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees, or agents of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

GENERAL

  The names of persons who are nominees for director and their positions and offices with the Company are set forth in the table below. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees listed below unless otherwise instructed. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director. The five (5) nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company to serve until the next Annual Meeting and until their successors have been elected and qualified.

   NOMINEES                 AGE   POSITIONS AND OFFICES HELD WITH THE COMPANY
   --------                 ---   -------------------------------------------
   Gregory Shenkman........  35 President, Chief Executive Officer and Director
   Alec Miloslavsky........  34 Vice Chairman of the Board, Director and Chief
                                 Technical Officer
   James Jordan............  57 Chairman of the Board and Director
   Bruce Dunlevie..........  41 Director
   Paul D. Levy............  42 Director

BUSINESS EXPERIENCE OF DIRECTORS

  Mr. Shenkman co-founded the Company and has served as its President and Chief Executive Officer since the Company's formation in October 1990 and as a director since January 1993.

  Mr. Miloslavsky co-founded the Company and has served as its Chief Technical Officer since the Company's formation in October 1990, as a director since January 1993 and as Vice Chairman of the Board since March 1997. Prior to co-founding the Company, Mr. Miloslavsky worked as an independent software consultant.

  Mr. Jordan has served as director of the Company since November 1995 and as Chairman of the Board since March 1997. From July 1992 to December 1994, Mr. Jordan served as Chairman of the Board, President and Chief Executive Officer of Kalpana, Inc., a provider of Ethernet switches. Prior to joining Kalpana in July 1992, Mr. Jordan served as President of Telebit Corporation, a provider of remote access solutions for computer networks. Prior to this time, Mr. Jordan was a founder and Executive Vice President of Ungermann-Bass, Inc., a network company. Mr. Jordan holds a B.S. in business and marketing from the University of Utah.

  Mr. Dunlevie has served as director of the Company since July 1996. Mr. Dunlevie is a General Partner of Benchmark Capital LLC, a venture capital firm founded by Mr. Dunlevie in May 1995. Mr. Dunlevie is also a General Partner of Merrill, Pickard, Anderson & Eyre. Mr. Dunlevie has also served as Vice President and General Manager of the Personal Computer Division of Everex Systems, Inc., a personal computer manufacturer, and as an investment banker with Goldman, Sachs & Co. He is also a director of Geoworks, Inc. and Rambus, Inc. Mr. Dunlevie holds an M.B.A. from Stanford Graduate School of Business and a B.A. from Rice University.

  Mr. Levy has served as director of the Company since February 1997. In 1981, Mr. Levy co-founded Rational Software Corporation, a software company providing products that automate component-based development of software. He is currently Chairman of the Board and Chief Executive Officer of Rational. Prior to September 1996, Mr. Levy served as President and Chief Executive Officer of Rational. Since August 1996, he has served as a director of Peerless Systems Corporation, a provider of software-based imaging systems for the digital document product marketplace. Mr. Levy holds a B.S. degree in economics from the United States Air Force Academy and an M.S. degree in engineering-economic systems from Stanford University.

BOARD COMMITTEES AND MEETINGS

  During the fiscal year ended June 30, 1997, the Board of Directors held six meetings (and acted by unanimous written consent 14 times). During this period, each of the directors attended or participated in more than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and
(ii) the total number of meetings held by all Committees of the Board on which each such director served.

  The Company has two standing Committees: the Audit Committee and the Compensation Committee.

  The Audit Committee is responsible for reviewing the scope and results of audits and other services provided by the Company's independent public accountants. This Committee held two meetings during the last fiscal year. This Committee currently consists of Messrs. Jordan, Dunlevie and Levy.

  The Compensation Committee is responsible for reviewing the compensation arrangements in effect for the Company's senior management and for administering all the Company's employee benefit plans, including the 1997 Stock Incentive Plan and the Employee Stock Purchase Plan. This Committee, currently comprising of Messrs. Jordan, Dunlevie and Levy, did not hold any meetings in the last fiscal year.

DIRECTOR COMPENSATION

  Except for grants of stock options, directors of the Company generally do not receive compensation for services rendered as a director. In addition, the Company does not pay cash compensation for committee participation or special assignments of the Board of Directors. Non-employee Board members receive option grants at periodic intervals under the Automatic Option Grant Program of the Company's 1997 Stock Incentive Plan and are also eligible to receive discretionary option grants under the Discretionary Option Grant Program of such plan.

  Under the Automatic Option Grant Program of the 1997 Stock Incentive Plan, each individual who first becomes a non-employee Board member, whether through appointment by the Board or upon election by the Shareholders, will receive two option grants at the time of his or her initial appointment or election, provided such individual has not otherwise been in the prior employ of the Company. One such option grant will be for 30,000 shares of Common Stock and the other for 20,000 shares of Common Stock. In addition, at each Annual Shareholders Meeting, beginning with the 1998 Annual Meeting, each individual who is to continue to serve as a non-employee Board member will receive an option grant for 7,500 shares of Common Stock, whether or not such individual has been in the prior employ of the Company.

  Each automatic option grant will have an exercise price per share equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable for all of the option shares; however, any shares purchased upon exercise of the option will be subject to repurchase, at the option exercise price paid per share, should the optionee's service as a non-employee Board member cease prior to vesting in those shares. The shares subject to each 30,000-share grant will vest as to 25% of the option shares upon the optionee's completion of each of the four (4) years of Board service after the grant date. The shares subject to each 20,000-share grant will vest as to 25% of the option shares on each of the fifth, sixth, seventh and eighth anniversaries of the option grant date. However, vesting of the shares subject to each 20,000-share grant will be subject to acceleration after the close of each fiscal year, beginning with the 1998 fiscal year, in the event that the optionee has served on a committee of the Board of Directors in such fiscal year. Vesting of 2,500 shares will accelerate with respect to each committee of the Board of Directors on which the optionee has served, up to a maximum of two committees, and will be conditioned on the optionee having attended at least 75% of the meetings held by such committee during the fiscal year. The shares to be accelerated will be those shares which would otherwise have been the first shares to vest in accordance with the four (4)-year vesting schedule described above. The shares subject to each annual 7,500-share grant will vest upon the optionee's completion of one year of Board service measured from the grant date. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member. In the event of a hostile tender offer for more than 50% of the Company's outstanding voting stock, the holders of outstanding options under the Automatic Option Grant Program will have the right to surrender those options, whether or not those options are otherwise at the time exercisable for vested shares, in return for a cash distribution from the Company in an amount equal to the excess of (i) the take-over price of the shares of Common Stock at the time subject to each surrendered option over (ii) the aggregate exercise price payable for those shares. The take-over price in clause (i) will be the greater of (a) the fair market value per share of Common Stock on the date the option is surrendered to the Company in connection with the hostile tender offer or (b) the highest reported price per share of Common Stock paid by the tender offeror in effecting such hostile take-over.

  On February 28, 1997, the Company granted to each of Messrs. Dunlevie, Jordan and Levy an option to purchase 30,000 shares of Common Stock and an option to purchase 20,000 shares of Common Stock, each at an exercise price of $7.50 per share, the fair market value per share of Common Stock on the grant date. The options are subject to the same terms and conditions as those described above with respect to the 30,000 and 20,000-share options granted under the Automatic Option Grant Program of the 1997 Stock Incentive Plan.

  In addition, on February 28, 1997, Mr. Levy purchased 30,000 vested shares of Common Stock at a purchase price of $7.50 per share.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors recommends a vote FOR the nominees listed herein.

                                PROPOSAL NO. 2

                RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Company is asking the shareholders to ratify the selection of Arthur Andersen, LLP as the Company's independent public accountants for the fiscal year ending June 30, 1998. The affirmative vote of the holders of a majority of shares represented and voting at the Annual Meeting will be required to ratify the selection of Arthur Andersen, LLP.

  In the event the shareholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the Company's and its shareholders' best interests.

  In February 1997, the Company's Board of Directors retained Arthur Andersen, LLP as its independent public accountants and dismissed the Company's former public accountants, Coopers and Lybrand LLP. Arthur Andersen, LLP audited the Company's financial statements for fiscal 1996 and 1997. The decision to change independent public accountants was approved by resolution of the Board of Directors. The former independent public accountants' report on the Company's financial statements at and for the years ended June 30, 1994 and 1995 did not contain an adverse opinion, a disclaimer of opinion or any qualifications or modifications related to uncertainty, limitation of audit scope or application of accounting principles. Coopers & Lybrand LLP did not issue an audit report on the Company's financial statements for any other period. There were no disagreements with the former public accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure with respect to the Company's consolidated financial statements up through the time of dismissal that, if not resolved to the former public accountants' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. Prior to retaining Arthur Andersen, LLP, the Company had not consulted with Arthur Andersen, LLP regarding accounting principles.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of Arthur Andersen, LLP to serve as the Company's independent auditors for the fiscal year ending June 30, 1998.

                            OWNERSHIP OF SECURITIES

  The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of September 30, 1997 for (i) all persons who are beneficial owners of more than five percent of the Company's Common Stock, (ii) each director and nominee for director, (iii) the Company's Chief Executive Officer, Chief Technical Officer and the four other highest-paid executive officers named in the Summary Compensation Table below, and (iv) all current officers and directors as a group as of September 30, 1997.

                                                           NUMBER OF
                                                             SHARES
                                                          BENEFICIALLY PERCENT
                                                            OWNED(1)   OWNED(2)
                                                          ------------ --------
   Gregory Shenkman(3)...................................   3,385,250    17.1%
    1155 Market Street
    San Francisco, CA 94103
   Alec Miloslavsky(4)...................................   3,385,250    17.1%
    1155 Market Street
    San Francisco, CA 94103
   Entities affiliated with Benchmark Capital LLC(5).....   1,897,368     9.6%
    2840 Sand Hill Road
    Suite 200
    Menlo Park, CA 94025
   Entities affiliated with Weiss Peck & Greer(6)........     813,378     4.1%
    555 California Street, Suite 4760
    San Francisco, CA 94104
   James Jordan(7).......................................     652,668     3.3%
   Bruce Dunlevie(8).....................................   1,947,368     9.8%
   Paul Levy(9)..........................................      87,000       *
   Michael J. McCloskey(10)..............................     480,000     2.4%
   Richard DeGolia(11)...................................     438,370     2.4%
   Seth Homayoon(12).....................................     480,000     2.4%
   William Wesemann(13)..................................     480,000     2.4%
   All current officers and directors as a group (13
    persons)(14).........................................  12,049,156    60.2%

--------
  * Less than one percent.

 (1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. The number of shares beneficially owned includes Common Stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days after September 30, 1997, including, but not limited to, upon the exercise of an option.

 (2) Percentage of beneficial ownership is based upon 19,848,259 shares of Common Stock, all of which were outstanding on September 30, 1997. For each individual, this percentage includes Common Stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days of September 30, 1997, including, but not limited to, upon the exercise of an option; however, such Common Stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual. Such calculation is required by General Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934.

 (3) Includes 36,000 shares held by Norm and Maya Shendon and 180,000 shares held by Dmitry and Maria Shenkman, of which Mr. Shenkman disclaims beneficial ownership. Includes 360,000 shares held by Dmitry Shenkman, Trustee of the Michelle Shenkman 1996 Trust u/t/a dated March 18, 1996, 360,000 shares held by Dmitry Shenkman, Trustee of the Nikita Anthony Shenkman 1996 Trust u/t/a dated March 18, 1996, 928,000 shares held by Gregory and Yelena Shenkman, Trustees of the Shenkman Family

     Trust u/t/a dated March 7, 1996 and 500,000 shares held by Shenkman Partners. Also includes 326,625 unvested shares which are subject to repurchase by the Company at the purchase price paid per share.

 (4) Includes 180,000 shares held by Anatoly and Zhanna Elkinbard, and 180,000 shares held by Larry and Lidia Miloslavsky, of which Mr. Miloslavsky disclaims beneficial ownership. Excludes 2,250 shares held by Lidia Miloslavsky and options exercisable by Lidia Miloslavsky to purchase a total of 1,500 shares of Common Stock which options were exercisable within 60 days of September 30, 1997, of which Mr. Miloslavsky disclaims beneficial ownership. Includes 360,000 shares held by Larry Miloslavsky and Anatoly Elkinbard, Trustees of the Miloslavsky 1996 Irrevocable Trust u/t/a dated March 13, 1996, 120,000 shares held by Larry and Lidia Miloslavsky, Trustees of the Joshua Trobnikov Miloslavsky 1996 Trust u/t/a dated March 15, 1996 and 350,000 shares held by Miloslavsky Partners. Also includes 326,625 unvested shares which are subject to repurchase by the Company at the purchase price paid per share.

 (5) Consists of 219,987 shares held by Benchmark Founders' Fund, L.P. and 1,677,381 shares held by Benchmark Capital Partners, L.P. Mr. Dunlevie, a director of the Company, is an affiliate of the foregoing entities and may be deemed to share voting and investment power with respect to such shares. Mr. Dunlevie disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares arising from his interests in the entities referred to above.

 (6) Consists of 444,102 shares held by WPG Enterprise Fund II, L.P. and 369,276 shares held by Weiss Peck & Greer Venture Associates III, L.P.

 (7) Includes options exercisable by Mr. Jordan to purchase a total of 50,000 shares of Common Stock, which options were issued and became exercisable on February 28, 1997. Also includes 286,000 unvested shares which are subject to repurchase by the Company at the purchase price paid per share.

 (8) Includes 1,897,368 shares beneficially owned by entities affiliated with Benchmark Capital, LLC. Includes options exercisable by Mr. Dunlevie to purchase a total of 50,000 shares of Common Stock, which options were issued and became exercisable on February 28, 1997.

 (9) Includes options exercisable by Mr. Levy to purchase a total of 20,000 shares of Common Stock, which options were issued and became exercisable on February 28, 1997. Also, includes 30,000 unvested shares which are subject to repurchase by the Company at the purchase price paid per share.

(10) Includes 340,000 unvested shares which are subject to repurchase by the Company at the purchase price paid per share.

(11) Includes 42,370 shares held by Richard C. DeGolia or Jennifer H. DeGolia, as Trustees of the RJ Family Trust u/t/a dated 6/16/95. Also, includes 252,000 unvested shares which are subject to repurchase by the Company at the purchase price paid per share.

(12) Includes 320,000 unvested shares which are subject to repurchase by the Company at the purchase price paid per share.

(13) Includes 320,000 unvested shares which are subject to repurchase by the Company at the purchase price paid per share.

(14) Includes (i) 2,611,250 unvested shares which are subject to repurchase by the Company at the purchase price paid per share, and (ii) 172,500 shares issuable upon exercise of stock options exercisable within 60 days of September 30, 1997.

COMPLIANCE WITH SEC REPORTING REQUIREMENTS

  Under the securities laws of the United States, the Company's directors, executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report initial ownership of the Company's Common Stock and any subsequent changes in ownership to the Securities and Exchange Commission ("SEC"). Specific due dates have been established by the SEC, and the Company is required to disclose in this Proxy Statement any failure to file by these dates. Based upon (i) the copies of
Section 16(a) reports that the Company received from such persons for their 1997 fiscal year transactions and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed for them for the 1997 fiscal year, the Company believes that there has been compliance with all Section 16(a) filing requirements applicable to such officers, directors, and ten-percent beneficial owners.

                EXECUTIVE COMPENSATION AND RELATED INFORMATION

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (the "Committee") is currently comprised of three non-employee directors, James Jordan, Bruce Dunlevie and Paul D. Levy, and was formed in March 1997, in anticipation of the initial public offering of the Company's Common Stock.

  For the 1997 fiscal year, all compensation decisions with respect to base salaries and bonuses for the Company's executive officers were made by the Board of Directors. Beginning after the Company's initial public offering in June 1997, the Committee administers the Company's compensation policies and programs and has primary responsibility for executive compensation matters, including the establishment of the base salaries of the Company's executive officers, the approval of individual bonuses and bonus programs for executive officers and the administration of certain employee benefit programs. In addition, the Committee has exclusive responsibility for administering the Company's 1997 Stock Incentive Plan, under which stock option grants and direct stock issuances may be made to executive officers and other employees. The following is a summary of policies which the Committee applies in setting the compensation levels for the Company's executive officers.

  General Compensation Policy. The overall policy of the Committee is to offer the Company's executive officers competitive compensation opportunities based upon their personal performance, the financial performance of the Company and their contribution to that performance. One of the primary objectives is to have a substantial portion of each executive officer's compensation contingent upon the Company's financial success as well as upon such executive officer's own level of performance. Each executive officer's compensation package is comprised of two principal elements: (i) base salary, which will be determined on the basis of the individual's position and responsibilities with the Company, the level of his or her performance, and the financial performance of the Company, and (ii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's shareholders. Generally, as an executive officer's level of responsibility increases, a greater portion of that individual's total compensation will be dependent upon the Company's performance and stock price appreciation rather than base salary. In a limited number of cases the Committee may also make incentive performance awards payable in cash, based upon a formula which takes into account Company and individual performance.

  Factors. The primary factors which will be taken into consideration in establishing the components of each executive officer's compensation package for the 1998 fiscal year are summarized below. However, the Committee may, in its discretion, apply entirely different factors, such as different measures of financial performance, for future fiscal years.

  Base Salary. In setting the base salary for each executive officer, the Committee reviews published compensation survey data for its industry. The base salary for each officer will reflect the salary levels for comparable positions in published surveys as well as the individual's personal performance and internal alignment considerations. During the 1997 fiscal year, the Board increased the base salaries of all of its executive officers to bring them closer to the levels of base salaries paid to executives of similarly-sized companies in the industry.

  Long-Term Stock-Based Incentive Compensation. From time to time, the Committee will make option grants to the Company's executive officers under the 1997 Stock Incentive Plan. The grants will be designed to align the interests of each executive officer with those of the shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant will allow the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten (10) years), thus providing a return to the executive officer only if the market price of the shares appreciates over the option term and the officer continues in the Company's employ. The size of the option grant to each executive officer will be designed to create a meaningful opportunity for stock ownership and will be based upon the executive officer's current position with the Company, internal comparability with option grants made to other Company executives, the executive officer's current level of performance and the executive officer's potential for future responsibility and promotion over the option term. The Committee will also take into account the number of vested and unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Committee does not intend to adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

  CEO Compensation. The compensation payable to Mr. Shenkman, the Company's Chief Executive Officer during fiscal year 1997, was determined by the Board of Directors. Mr. Shenkman's base salary at the beginning of the 1997 fiscal year was set at $100,000. In January 1997, the Board adjusted that base salary to $180,000, which the Board felt would be more competitive with the base salary levels in effect for chief executive officers at similarly-sized companies within the industry. In addition, in February 1997, Mr. Shenkman was granted an option to purchase 150,000 shares of Common Stock. The option has an exercise price of $7.50 per share, the fair market value per share of Common Stock on the grant date, and is intended to maintain Mr. Shenkman's option holdings in the Company at a competitive level with the holdings of other chief executive officers at similarly-sized companies within the industry.

  Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The compensation paid to the Company's executive officers for the 1997 fiscal year did not exceed the $1 million limit per officer, and it is not expected the compensation to be paid to the Company's executive officers for the 1998 fiscal year will exceed that limit. In addition, the Company's 1997 Stock Incentive Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of his or her outstanding options under such plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

  Submitted by both the Board of Directors and the Compensation Committee of the Company's Board of Directors:

    James Jordan, Board and Compensation Committee Member
    Bruce Dunlevie, Board and Compensation Committee Member
    Paul D. Levy, Board and Compensation Committee Member
    Gregory Shenkman, Board Member
    Alec Miloslavsky, Board Member

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee of the Company's Board of Directors are named as above in the Compensation Committee Report. No member of the Committee was at any time during the 1997 fiscal year or at any other time an officer or employee of the Company.

STOCK PERFORMANCE GRAPH

  The graph depicted below shows the Company's stock price as an index assuming $100 invested on June 16, 1997, along with the composite prices of companies listed in the Nasdaq Stock Market (U.S.) Index and the Hambrecht & Quist Technology Index.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
         AMONG GENESYS TELECOMMUNICATIONS, NASDAQ STOCK MARKET (U.S.)
                             AND H & Q TECHNOLOGY

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           GENESYS        NASDAQ        H & Q
(Fiscal Year Covered)        TELECOMM.      STOCK MARKET  TECHNOLOGY
---------------------        ---------      ------------  ----------
Measurement Pt-  6/17/97     $100           $100         $100
FYE   6/97                   $154           $100         $ 99

--------
Notes
(1) The Company's fiscal year ended on June 30, 1997.

(2) No cash dividends have been declared on the Company's Common Stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings made by the Company under those statutes, the preceding Report of the Compensation Committee of the Board of Directors on Executive Compensation and the Company Stock Performance Graph will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by the Company under those statutes.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table sets forth the compensation earned, by the Company's Chief Executive Officer, the Company's Chief Technical Officer and the four other highest-paid executive officers whose salary and bonus for the 1997 fiscal year was in excess of $100,000, for services rendered in all capacities to the Company and its subsidiaries for the 1996 and 1997 fiscal years. No other executive officer who would have otherwise been includable in such table on the basis of salary and bonus earned for the 1997 fiscal year has been excluded by reason of his or her termination of employment during that fiscal year. The individuals included in the table will be collectively referred to as the "Named Officers."

                          SUMMARY COMPENSATION TABLE

                                                              LONG-TERM
                                            ANNUAL           COMPENSATION
                                         COMPENSATION           AWARDS
                                         -------------    ---------------------
                                                          RESTRICTED
                                                            STOCK
         NAME AND PRINCIPAL POSITION     YEAR  SALARY       AWARDS      OPTIONS
         ---------------------------     ---- --------    ----------    -------
   Gregory Shenkman..................... 1997 $135,510       --         150,000
    President and                        1996   88,885       $ 0(1)         --
    Chief Executive Officer
   Alec Miloslavsky..................... 1997  133,333       --         150,000
    Vice Chairman and                    1996   86,538         0(1)         --
    Chief Technical Officer
   Michael J. McCloskey................. 1997  142,645         0(2)(6)      --
    Vice President, Finance and          1996      --        --             --
    International, Chief Financial
    Officer and Secretary
   Richard DeGolia...................... 1997  142,500         0(4)(6)      --
    Vice President, Business             1996      --          0(5)         --
    Development(3)
   Seth Homayoon........................ 1997  160,500         0(5)(6)      --
    Vice President, Network              1996    2,000       --
    Services(7)
   William Wesemann..................... 1997  180,000(8)      0(5)(6)      --
    Vice President, Sales                1996   29,397(9)    --             --

--------
(1) In August 1995, each of Messrs. Shenkman and Miloslavsky purchased 1,206,000 shares of Common Stock at $0.0167 per share, the fair market value per share of the Common Stock on the purchase date, and payment was made through the issuance of full-recourse promissory notes for the amount of the purchase price, bearing interest at the rate of 6.5% per annum and secured by the purchased shares. The shares are subject to repurchase by the Company, at the purchase price paid per share, upon the officer's termination of service with the Company prior to vesting in the shares. The Company's repurchase right lapses with respect to, and each officer vests in, 25% of the shares as of October 15, 1995 and the balance in a series of 36 equal monthly installments thereafter. In June 1997, both Mr. Shenkman and Mr. Miloslavsky repaid to the Company the aggregate principal and interest due under their promissory notes.

(2) Mr. McCloskey became an employee of the Company in July 1996. In September 1996, Mr. McCloskey was awarded the right to purchase 480,000 shares of Common Stock at $0.375 per share, the fair market value per share of the Common Stock on the grant date, which right was exercised by him in November 1996 and January 1997 through the issuance of full-recourse promissory notes in an aggregate principal amount of $180,000, bearing interest at the rate of 6.6% per annum and secured by the purchased shares. Principal and interest on such note are due and payable on the earliest of (i) five years from the date of issuance, (ii) the sale of the purchased shares or (iii) 90 days following the date of Mr. McCloskey's termination of service with the Company. The shares are subject to repurchase by the Company, at the purchase price paid per share, upon Mr. McCloskey's termination of service with the Company prior to vesting in the shares. The Company's repurchase right lapses with respect to, and Mr. McCloskey vests in, 25% of the shares on July 17, 1997, and the balance in a series of 36 equal monthly installments thereafter.

(3) Mr. DeGolia became an employee of the Company in September 1997. Prior to that time, Mr. DeGolia was a consultant to the Company.

(4) In September 1996, Mr. DeGolia was awarded the right to purchase 36,000 shares of Common Stock at $0.375 per share, the fair market value per share of the Common Stock on the grant date, which right was exercised by him in November 1996 through the issuance of a full-recourse promissory note for the amount of the purchase price bearing interest at the rate of 6.6% per annum and secured by the purchased shares. Principal and interest on such note are due and payable on the earliest of (i) five years from the date of issuance, (ii) the sale of the purchased shares or (iii) 90 days following the date of Mr. DeGolia's termination of service with the Company. The shares are subject to repurchase by the Company, at the purchase price paid per share, upon Mr. DeGolia's termination of service prior to vesting in the shares. The Company's repurchase right lapses with respect to, and Mr. DeGolia vests in, 25% of the shares on September 30, 1997 and the balance in a series of 36 equal monthly installments thereafter.

(5) In March 1996, Mr. DeGolia purchased 360,000 shares of Common Stock and Messrs. Homayoon and Wesemann each purchased 480,000 shares of Common Stock at $0.0167 per share, the fair market value per share of the Common Stock on the purchase date. In the case of Mr. DeGolia, such shares were purchased through the issuance of full-recourse promissory notes for the amount of the purchase price bearing interest at the rate of 6.5% per annum and secured by the purchased shares. Principal and interest on such note are due and payable on the earliest of (i) five years from the date of issuance, (ii) the sale of the purchased shares or (iii) 90 days following the date of Mr. DeGolia's termination of service with the Company. The shares are subject to repurchase by the Company, at the purchase price paid per share, upon the officer's termination of service prior to vesting in the shares. The vesting commencement dates for the shares purchased by Messrs. DeGolia, Homayoon and Wesemann are March 1, 1996, May 13, 1996 and May 23, 1996, respectively. The Company's repurchase right lapses with respect to, and each officer vests in, 25% of his shares on the first anniversary of his respective vesting commencement date and as to the balance in a series of 36 equal monthly installments thereafter.

(6) The aggregate value of each named officer's unvested shares as of the end of the 1997 fiscal year, based on the market price of $27.75 per share, the closing selling price per share of Common Stock on the Nasdaq National Market the last day of the 1997 fiscal year, less the purchase price paid per share, was the following: each of Messrs. Shenkman and Miloslavsky-- $11,148,787; Mr. DeGolia--$7,849,492; Mr. McCloskey--$13,140,000; each of
    Messrs. Homayoon and Wesemann--$9,706,655. Dividends will be payable on the shares if and to the extent paid on the Common Stock generally.

(7) Mr. Homayoon became an employee of the Company in June 1996.

(8) Includes $30,000 earned as sales commissions.

(9) Mr. Wesemann became an employee of the Company in May 1996. Mr. Wesemann's salary for the 1996 fiscal year included sales commissions of $11,667.

STOCK OPTIONS

  The following table provides information with respect to the stock option grants made during the 1997 fiscal year under the Company's 1997 Stock Incentive Plan to the Named Officers. No stock appreciation rights were granted to the Named Officers during such fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS
                         -----------------------------------------------
                                                                          POTENTIAL REALIZABLE
                                      % OF TOTAL                         VALUE OF ASSUMED ANNUAL
                         NUMBER OF     OPTIONS                               RATES OF STOCK
                         SECURITIES   GRANTED TO                           PRICE APPRECIATION
                         UNDERLYING   EMPLOYEES    EXERCISE                FOR OPTION TERM(1)
                          OPTIONS     IN FISCAL     PRICE     EXPIRATION -----------------------
NAME                      GRANTED        YEAR    ($/SHARE)(2)    DATE        5%         10%
----                     ----------   ---------- ------------ ---------- ---------- ------------
Gregory Shenkman........  150,000(3)     2.65       $7.50      02/27/07  $  707,506 $  1,792,960
Alec Miloslavsky........  150,000(3)     2.65        7.50      02/27/07     707,506    1,792,960
Michael J. McCloskey....      --          --          --            --          --           --
Richard DeGolia.........      --          --          --            --          --           --
Seth Homayoon...........      --          --          --            --          --           --
William Wesemann........      --          --          --            --          --           --

--------
(1) Potential realizable value is based on assumption that the market price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the 10-year option term. There can be no assurance that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level.

(2) The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares.

(3) Mr. Shenkman and Mr. Miloslavsky were each awarded an option to purchase 150,000 shares of Common Stock at an exercise price of $7.50 per share, the fair market value of the Common Stock on the February 28, 1997 date of grant, as determined by the Board of Directors. Each option has a maximum term of 10 years measured from the grant date, subject to earlier termination upon the optionee's cessation of service with the Company. Each option becomes exercisable as to 25% of the option shares on the first anniversary of the option grant date and the balance in a series of 36 equal monthly installments thereafter. In the event of an acquisition of the Company by merger or asset sale, the options will accelerate in full unless assumed by the acquiring corporation.

STOCK OPTION EXERCISES AND YEAR-END HOLDINGS

  The table below sets forth information with respect to the Named Officers concerning the unexercised options held by them as of the end of the 1997 fiscal year. No stock options or stock appreciation rights were exercised by such individuals during such fiscal year, and no stock appreciation rights were outstanding at the end of such fiscal year.

                   AGGREGATED FISCAL YEAR-END OPTION VALUES

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                             OPTIONS AT JUNE 30, 1997      AT JUNE 30, 1997(1)
                             ------------------------- -------------------------
   NAME                      EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----                      ----------- ------------- ----------- -------------
Gregory Shenkman............       0        150,000       $  0      $3,037,500
Alec Miloslavsky............       0        150,000          0       3,037,500
Michael J. McCloskey........     --             --         --              --
Richard DeGolia.............     --             --         --              --
Seth Homayoon...............     --             --         --              --
William Wesemann............     --             --         --              --

--------
(1) Based upon the market price of $27.75 per share, the closing selling price per share of Common Stock on the Nasdaq National Market on the last day of the 1997 fiscal year, less the option exercise price payable per share.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

  The Company has not entered into an Employment Contract with any of its current executive officers and each officer's employment may be terminated at any time at the discretion of the Board of Directors.

  In connection with an acquisition of the Company by merger or asset sale, in the event that Mr. Shenkman or any other executive officer's level of cash compensation and duties with the Company are not maintained in his position with the acquiring entity, any unvested shares of the Company's Common Stock held by him as of such date will immediately vest in full as of the closing date of such acquisition. In addition, the options granted in the 1997 fiscal year to Messrs. Shenkman and Miloslavsky will accelerate in full in connection with an acquisition of the Company by merger or asset sale, unless such options are to be assumed by the successor entity. As administrator of the Company's 1997 Stock Incentive Plan, the Compensation Committee has the authority to provide for accelerated vesting of the shares of Common Stock subject to any outstanding options held by Mr. Shenkman and the Company's other executive officers or any unvested shares held by those individuals under such plan, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following (i) an acquisition of the Company by merger or asset sale or (ii) a change in control of the Company effected through a successful tender offer for more than 50% of the Company's outstanding voting securities or through a change in the majority of the Board as a result of one or more contested elections for Board membership.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In March 1996, James Jordan, a director of the Company, purchased 67,668 shares of the Company's Series A Preferred Stock at a price of $2.2167 per share.

  In March 1996, Richard DeGolia, the Company's Vice President, Business Development, purchased 47,370 shares of the Company's Series A Preferred Stock at a price of $2.2167 per share.

  In March 1996, entities affiliated with Benchmark Capital LLC ("Benchmark"), a greater than 5% shareholder of the Company, purchased shares of the Company's Series A Preferred Stock at a price of $2.2167 per share in the following amounts: Benchmark Capital Partners, L.P. (199,812 shares); and Benchmark

Founders' Fund, L.P. (23,274 shares). In April 1996, the Company granted Benchmark a warrant to purchase 420,282 shares of Common Stock at an exercise price of $5.9483 per share (subject to adjustment upon occurrence of certain events) which was exercised in June 1997. This warrant was issued in exchange for consulting services provided to the Company by Bruce Dunlevie, a director of the Company and an affiliate of Benchmark. In June 1996, Benchmark purchased shares of the Company's Series B Preferred Stock at a price of $3.6883 per share in the following amounts: Benchmark Capital Partners, L.P. (957,084); and Benchmark Founders' Fund, L.P. (127,416 shares).

  During fiscal 1995 and 1996, the Company borrowed an aggregate of $104,500 and $720,000, respectively, from officers, shareholders and their affiliates. Of these amounts $39,000 and $25,000 was outstanding as of June 30, 1995 and 1996, respectively. Certain of these related party loans were non-interest bearing, however, the computed interest related to the borrowings was immaterial.

  During fiscal 1995 and 1996, the Company received $394,000 and $50,000 of revenue, respectively, from sales to a company in which Gregory Shenkman, the Company's President and Chief Executive Officer and a director of the Company, and Alec Miloslavsky, the Company's Vice Chairman of the Board and Chief Technical Officer and a director of the Company, held an ownership interest.

  The Company has also granted options to certain of its directors and executive officers. See "Executive Compensation and Related Information--Stock Options."

                SHAREHOLDER PROPOSALS FOR 1998 PROXY STATEMENT

  Shareholder proposals that are intended to be presented at the Company's annual meeting of shareholders to be held in 1998 must be received by the Company no later than July 15, 1998 in order to be included in the proxy statement and related proxy materials.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters to be presented for shareholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Michael J. McCloskey
                                          Secretary

                 GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

                                     PROXY

               ANNUAL MEETING OF SHAREHOLDERS, DECEMBER 10, 1997
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GENESYS
                     TELECOMMUNICATIONS LABORATORIES, INC.

  The undersigned revokes all previous proxies, acknowledges receipt of the notice of annual meeting of shareholders to be held on December 10, 1997 and the proxy statement, and appoints Gregory Shenkman and Michael McCloskey or either of them the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Genesys Telecommunications Laboratories, Inc., with full power of substitution, to vote all shares of Common Stock of Genesys Telecommunications Laboratories, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of the Company to be held at The Clift Hotel located at 495 Geary Street, San Francisco, California 94102 on Wednesday, December 10, 1997 at 9:00 a.m., and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth below.

1. ELECTION OF ALL NOMINEES LISTED BELOW TO THE BOARD OF DIRECTORS TO SERVE UNTIL THE NEXT ANNUAL MEETING AND UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED, EXCEPT AS NOTED (WRITE THE NAMES, IF ANY, OF NOMINEES FOR WHOM YOU WITHHOLD AUTHORITY TO VOTE):

  NOMINEES:  GREGORY SHENKMAN, ALEC MILOSLAVSKY, JAMES JORDAN, BRUCE DUNLEVIE,
             PAUL D. LEVY

[_]  FOR all nominees    [_]  WITHHOLD from all nominees  [_] _______________
                                                           For all nominees
                                                           except as noted above

2. PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN, LLP, AS THE COMPANY'S INDEPENDENT ACCOUNTS FOR THE FISCAL YEAR ENDING JUNE 30, 1998.

      FOR                    AGAINST                       ABSTAIN

      [_]                      [_]                           [_]



MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW  [_]


Please sign your name exactly as it appears hereon. If acting as an attorney, executor, trustee,or in other representative capacity, sign name and title.


Signature              Date:               Signature:            Date:
         -------------      --------------           -----------      ---------